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       INTRENET, INC.
 STATEMENT RE: COMPUTATION
   OF PER SHARE EARNINGS


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                                                     Three Months Ended June 30,   Six Months Ended June 30,
                                                    1996           1995           1996            1995
Weighted average shares outstanding                   13,227,338     13,197,728     13,221,481      11,409,687
    during period

Assumed exercise of options and                          165,148        488,701        184,479         546,536
    warrants

Shares assumed for fully diluted earnings             13,392,486     13,686,429     13,405,960      11,956,223
    per share


Earnings for the period:
    ($ in Thousands)

    Net earnings                                    $        155   $        669   $     (1,319)   $        931



Earnings per common and common
      equivalent share:

      Primary:                                      $       0.01   $       0.05   $      (0.10)   $       0.08



      Fully diluted:                                $    N/A       $    N/A       $    N/A        $    N/A



                                                                                                   Exhibit 11




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